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                                October 30, 1998


First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, Pennsylvania 15701

Southwest National Corporation
111 S. Main Street
Greensburg, Pennsylvania 15601

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger of Southwest National Corporation ("Southwest) with and into First Commonwealth Financial Corporation ("First Commonwealth").

                                     FACTS
                                     -----

     First Commonwealth is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania. First Commonwealth's principal bank subsidiaries are First Commonwealth Bank, a Pennsylvania banking corporation headquartered in Indiana, Pennsylvania, and First Commonwealth Trust Company, a Pennsylvania trust company headquartered in Indiana, Pennsylvania (collectively, the "First Commonwealth Banking Subsidiaries"). Through the First Commonwealth Banking Subsidiaries, First Commonwealth is engaged in the business of providing commercial banking services and consumer financial services, including retail banking, trust and investment management services. First Commonwealth also has two additional active subsidiaries, Commonwealth Systems Corporation and BSI Financial Services, Inc., which provide related financial services.

     Southwest is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania. Southwest's principal subsidiary is Southwest National Bank of Pennsylvania ("Southwest Bank"), a national banking association. Southwest Bank provides a wide variety of services, including secured and unsecured financing services, real estate financing services, retail banking services, as well as the offering of asset management and fiduciary services.

     The terms of the proposed merger (the "Merger") are contained in the Agreement and Plan of Merger dated as of July 15, 1998 by and between Southwest National Corporation and First Commonwealth Financial Corporation, together with the July 15, 1998 disclosure letters of First Commonwealth and Southwest (collectively, the "Merger Agreement"). Concurrently with and as a condition to entering into the Merger Agreement, First Commonwealth and Southwest entered into a Stock Option Agreement dated as of July 15, 1998 (the "Stock Option Agreement"), pursuant to which Southwest has granted to First Commonwealth the option to purchase shares of the Southwest Common Stock (as defined



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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 2


below). Exercise of the options is contingent upon the occurrence of specified events described therein.

     The Merger Agreement and the Stock Option Agreement are collectively referred to as the "Agreements." Terms not otherwise defined in this letter shall have the meanings assigned to them in the Merger Agreement.

     You have directed us to assume in preparing this opinion that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreements, and (2) all of the factual information, descriptions, representations and assumptions set forth or referred to in (a) this letter, (b) in the letters to us from First Commonwealth dated October 30, 1998, and from Southwest dated October 30, 1998 (the "Letters") and (c) in the Joint Proxy Statement/Prospectus dated October 30, 1998 (the "Joint Proxy Statement/Prospectus") and mailed to Southwest and First Commonwealth shareholders in connection with the special meetings of shareholders to approve the Merger, are accurate and complete and will be accurate and complete at the Effective Time.

     We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not independently verified any factual matters relating to the Merger with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

     It is assumed that the Merger will be approved as required by law by the Southwest shareholders at a special meeting to be held on December 15, 1998, and by the First Commonwealth shareholders at a special meeting to be held on December 15, 1998. Holders of Southwest and First Commonwealth stock are not entitled to exercise dissenters' rights with respect to the Merger.

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Pennsylvania Business Corporation Law, at the Effective Time, Southwest will merge with and into First Commonwealth. First Commonwealth will be the surviving entity in the Merger, and will continue its corporate existence under Pennsylvania law under the name "First Commonwealth Financial Corporation." At the Effective Time, the separate corporate existence of Southwest will terminate. The First Commonwealth Articles of Incorporation, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the
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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 3

Continuing Corporation, and the By-Laws of First Commonwealth, as in effect immediately prior to the Effective Time, will be the By-Laws of the Continuing Corporation.

     Upon consummation of the Merger, except as described below, each outstanding share of common stock, par value $2.50 per share, of Southwest (the "Southwest Common Stock"), other than shares held in Southwest's treasury or held by First Commonwealth or any wholly-owned subsidiary of First Commonwealth or Southwest (except in both cases for shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a subsidiary of First Commonwealth or Southwest acts as investment advisor that, in any such case, are beneficially owned by third parties ("Trust Account Shares") and shares acquired in respect of debts previously contracted ("DPC Shares")), will be automatically converted into 2.9 fully paid and non-assessable shares of the common stock, par value $1.00 per share, of First Commonwealth (the "First Commonwealth Common Stock") (except that cash will be paid in lieu of fractional shares as described below), subject to possible increase in the rate of exchange in certain limited circumstances. Any shares of Southwest Common Stock owned immediately prior to the Effective Time by First Commonwealth, Southwest or their wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) will be cancelled. All shares of First Commonwealth Common Stock owned immediately prior to the Effective Time by Southwest (other than Trust Account Shares and DPC Shares) will become treasury stock of First Commonwealth. Southwest owns no First Commonwealth Common Stock, and First Commonwealth owns no Southwest Common Stock. The Exchange Ratio was determined through arm's-length negotiations between First Commonwealth and Southwest.

     No fractional Shares of First Commonwealth Common Stock will be issued in the Merger. Each holder of Southwest Common Stock who otherwise would be entitled to receive a fraction of a share of First Commonwealth Common Stock will receive, instead, cash equal to such fraction multiplied by the market value of one share of First Commonwealth Common Stock at the Effective Time. The market value of one share of First Commonwealth Common Stock at the Effective Time will be the average of the closing prices of such stock on the New York Stock Exchange ("NYSE") Composite Transactions Tape for the ten NYSE trading days immediately preceding the Effective Time. Except for cash exchanged in lieu of issuing fractional shares of First Commonwealth Common Stock, no cash will be exchanged for shares of Southwest Common Stock or shares of First Commonwealth Common Stock pursuant to the Merger.

     We have also relied with your permission on the following additional representations and/or assumptions and render such opinion subject to the following limitations:
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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 4

     1. As of the date of this letter and as of the Effective Time of the Merger, (i) Southwest has no authorized, issued and outstanding stock other than the Southwest Common Stock and Southwest will not issue any additional shares of Southwest Common Stock other than pursuant to the Stock Option Agreement, and
(ii) First Commonwealth has no authorized, issued and outstanding stock other than the First Commonwealth Stock. Except for the Stock Option Agreement, no options or other Rights to purchase Southwest Common Stock and no securities or other instruments convertible into Southwest Common Stock will be outstanding at the Effective Time.

     2. The Merger will be a statutory merger in accordance with the applicable provisions of the Pennsylvania Business Corporation Law, carried out in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus.

     3. The fair market value of the First Commonwealth Common Stock and other consideration received by each Southwest shareholder will be approximately equal to the fair market value of the Southwest Common Stock surrendered in the exchange.

     4. There is no plan or intention by the shareholders of Southwest to sell, exchange, transfer by gift or otherwise dispose of a number of shares of First Commonwealth Common Stock received in the Merger that would reduce the Southwest shareholders' ownership of the First Commonwealth Common Stock received in the Merger to a number of shares having an aggregate value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding Southwest Common Stock as of the same date. For purposes of this paragraph, shares of Southwest Common Stock exchanged for cash or other property in lieu of fractional shares of First Commonwealth Common Stock will be treated as outstanding Southwest Common stock as of the Effective Time. Moreover, shares of Southwest Common Stock and shares of First Commonwealth Common Stock held by Southwest shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered for purposes of this paragraph.

     5. None of First Commonwealth nor any corporation affiliated with First Commonwealth has any plan or intention to purchase, redeem or otherwise acquire any of the First Commonwealth Common stock to be issued in the Merger. Any acquisitions of First Commonwealth Common Stock by First Commonwealth or any corporation affiliated with First Commonwealth, whether pursuant to any stock repurchase program or otherwise, will be directed to First Commonwealth shareholders generally, and not to shareholders of First Commonwealth who receive First Commonwealth stock pursuant to the Merger. In the two year period following the Effective Time of the Merger, any repurchases by First Commonwealth or its affiliates of First Commonwealth Common Stock in negotiated
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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 5

transactions will only be from persons each of whom, to the knowledge and belief of First Commonwealth, was not a shareholder of Southwest immediately prior to the Effective Time of the Merger.

     6. First Commonwealth has no plan or intention to sell, exchange or otherwise dispose of any of the assets of Southwest acquired in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C), or (iii) the possible transfer of trust assets of Southwest to First Commonwealth Trust Company for the business purpose of centralizing all trust assets and trust business of the First Commonwealth affiliates.

     7. Following the Merger, First Commonwealth will continue the historic business of Southwest and use a significant portion of Southwest's historic business assets in a business.

     8. The Merger is being effected for bona fide business reasons, and not for the purpose of avoiding federal income tax.

     9. During the two year period ending on the Effective Time of the Merger, none of First Commonwealth or any entity affiliated with First Commonwealth has owned or owns, beneficially or of record, any stock or securities of Southwest or any instruments giving the holder thereof the right to acquire any such stock or securities, except for: (i) Trust Account Shares and DPC Shares; and (ii) First Commonwealth's contingent right to acquire Southwest Common Stock pursuant to the Stock Option Agreement.

     10. The liabilities of Southwest assumed by First Commonwealth in the Merger and the liabilities to which the transferred assets of Southwest are subject were incurred by Southwest in the ordinary course of its business.

     11. The fair market value of the assets of Southwest transferred to First Commonwealth will equal or exceed the sum of the liabilities assumed by First Commonwealth, plus the amount of liabilities, it any, to which the transferred assets are subject.

     12. First Commonwealth, Southwest and the shareholders of Southwest will pay their respective expenses, if any, incurred in connection with the Merger, except that First Commonwealth and Southwest shall share equally the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement and Prospectus and First Commonwealth shall reimburse Southwest for the fees and expenses of its legal counsel.

     13. There is no intercorporate indebtedness existing between First Commonwealth and Southwest that was issued, acquired or will be settled at a discount.
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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 6

     14.  No two parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv).

     15. Southwest neither is nor at the Effective Time of the Merger will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     16. No stock of any First Commonwealth subsidiary will be issued in the Merger.

     17. Except for the possible payment, prior to the Merger, of a dividend to the shareholders of Southwest to make up for the fact that they would miss the first quarter dividend of First Commonwealth (which dividend would not be substantially in excess of the dividend which would have been paid to Southwest shareholders had such shareholders been entitled to such first quarter dividend), no dividends or distributions, other than regular or normal dividends or distributions, will be made with respect to any Southwest stock prior to the Merger. After the Merger, no dividends or distributions will be made to the former Southwest shareholders by First Commonwealth, other than regular or normal dividend distributions made with regard to all shares of First Commonwealth Common Stock. Southwest has not redeemed any of its Southwest Common Stock in contemplation or as part of the Merger.

     18. None of the compensation to be paid to shareholder-employees of Southwest will be separate consideration for, or allocable to, any of the shares of Southwest Common Stock to be surrendered in the Merger. The compensation paid to such shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the First Commonwealth Common Stock received by any shareholder-employees of Southwest will be in exchange for, or in consideration of, services rendered to Southwest, First Commonwealth, any subsidiaries of Southwest or any subsidiaries of First Commonwealth by such shareholder-employees.

     19. The payment of cash in lieu of fractional shares of First Commonwealth Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Commonwealth of issuing fractional shares and does not represent separately bargained-for consideration. In addition, this cash payment will not be made pro rata to all Southwest and First Commonwealth shareholders. The total cash consideration that will be paid in the Merger to Southwest shareholders in lieu of issuing fractional shares of First Commonwealth Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Southwest shareholders in exchange for their shares of Southwest Common Stock. The fractional share interests of such Southwest shareholder will be aggregated, and no Southwest shareholder will receive cash in an amount equal to or greater than the value of one full share of First Commonwealth Common Stock.
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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 7

     20. The Southwest shareholders that will receive cash in lieu of fractional shares of First Commonwealth Common Stock will not have control of First Commonwealth, for purposes of Section 302(b)(1), following the Merger.

                                    OPINION
                                    -------

     Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Agreements and based on the facts set forth or referred to in the Joint Proxy Statement/Prospectus, the Letters and this letter (an advance copy of which has been provided to you), including all assumptions and representations in any such documents, and subject to the qualifications and other matters set forth herein, it is our opinion that for federal income tax purposes:

     1.  The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and Southwest and First Commonwealth will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

     2. To the extent Southwest Common Stock is exchanged pursuant to the Merger for First Commonwealth Common Stock, no gain or loss will be recognized by the shareholders of Southwest, except as set forth in paragraph 3 below; and

     3. Gain or loss, if any, will be recognized by Southwest shareholders upon the receipt of cash in lieu of fractional shares of First Commonwealth Common Stock.

     Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

     Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

     Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings and interpretations as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such changes our opinion would not be different. Moreover, our opinion will not be binding on the IRS or the courts.


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First Commonwealth
 Financial Corporation
Southwest National Corporation
October 30, 1998
Page 8

     We undertake no responsibility to update or supplement our opinion. Only First Commonwealth and Southwest may rely on this opinion, and only with respect to the proposed Merger described herein. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the use of our name under the captions "The Merger - Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus.

                                 Very truly yours,

                                 TUCKER ARENSBERG, P.C.


                                 /s/ Tucker Arensberg, P.C.

BE98806.6